Amended and Restated Limited Partnership Agreement

of

NIKE SECURITIES L.P.

Amended and Restated Agreement of Limited Partnership ("Agreement") made as of August 1, 1991 by and among Nike Securities Corporation, an Illinois corporation (referred to herein as "Nike Corp.") or the "General Partner") and Grace Partners of DuPage L.P., an Illinois limited partnership (referred to herein as "Grace Partners" or the "Limited Partner"). The General Partner and the Limited Partners shall be collectively referred to as "Partners".

Recitals

A. By agreement dated May 15, 1991, Nike Securities L.P. (the "Partnership") was formed as an Illinois limited partnership pursuant to the Illinois Revised Uniform Limited Partnership Act, as amended (the "Act") for the purpose of engaging in the securities business.

B. The original limited partners of the Partnership were Van Kampen Enterprises, Frank W. Fernandes, Frank L. Fichera, R. Scott Hall, Ronald D. McAlister, Richard A. Olson and Raymond D. Santucci. On August 1, 1991, such original limited partners transferred all of their interests in the Partnership to Grace Partners of DuPage L.P.

C. The Partners desire to amend and restate herein their Agreement and understanding with respect to the Partnership.

NOW THEREFORE, for and in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

ARTICLE I

Formation of the Partnership

Section 1.1 Formation and Term. The term of the Partnership shall commence on the date that the Certificate of Limited Partnership is filed with the Secretary of State of the State of Illinois and shall continue until December 31, 2011, unless sooner terminated in accordance with the provisions of this Agreement or as otherwise provided by the Act.

Section 1.2 Name and Place of Business. The Partnership is and shall be conducted under the name of "Nike Securities L.P.," or such other name as the General Partner shall hereafter designate by written notice to the Limited Partners. The principal place of business for the Partnership, and its registered office for the purpose of Section 103 of the Act, shall be at 27W430 North Avenue, West Chicago, Illinois 60185. The General Partner shall be the registered agent for the purpose of Section 103 of the Act.

Section 1.3 Names and Addresses of Partners. The General Partner of the Partnership is Nike Corp., which has a business address of 27W430 North Avenue, West Chicago, Illinois 60185. The General Partner may change its address at any time, and may change the registered office or registered agent of the Partnership, and shall promptly notify the Limited Partners of any such change. The name, and business, residence or mailing address of the Limited Partner is as set forth from time to time in the records of the Partnership. The Limited Partner may change its address of record from time to time by notice to the Partnership.

Section 1.4 Filings. The General Partner shall duly file with the Office of the Illinois Secretary of State a Certificate to be Governed by the Revised Uniform Limited Partnership Act (the "Certificate"). A copy of such Certificate will be duly filed and recorded in the office of the Recorder of DuPage County, Illinois. The General Partner shall cause amendments to the Certificate to be filed whenever required by the Act. The General Partner shall take any and all other actions reasonably necessary to perfect and maintain the status of the Partnership as a limited partnership under the Act. The General Partner shall not be required to deliver a copy of the Certificate, or any amendments thereto or restatements thereof, to the Partners; provided, however, that copies of such Certificate, amendments and restatements shall be maintained at the Partnership's principal place of business pursuant to Section 8.1 hereof.

Section 1.5 Purposes. The Partnership has been formed to operate a securities business and to make markets in certain securities, sell to and buy from other broker-dealers and other customers in the ordinary course of business, to invest for its own account and to do all things reasonably incident thereto, including borrowing money for Partnership purposes and securing such borrowing by mortgage, pledge or other lien at any time. The Partnership shall not engage in any other business without the prior consent of all Partners.

ARTICLE II

Capital Contributions and Capital Accounts

Section 2.1 Capital Contributions. Upon the making of a contribution to the Partnership pursuant to this Article II (a "Capital Contribution"), each Partner shall be entitled to the an interest in the Profits and Losses of the Partnership pursuant to the terms of this Agreement. As used herein, the term "Percentage Interest" shall mean, as to any Partner at any point in time, the percentage determined in accordance with this Section 2.1 and Section 2.3. The Partners have agreed to make the contributions as set forth in this Section.

(a) General Partner. The General Partner will make a capital contribution of $30,300 to the Partnership by August 30, 1991 for an initial Percentage Interest of one percent (1%).

(b) Limited Partner. The Limited Partner will make a capital contribution of $3,000,000 to the Partnership by August 30, 1991 for an initial Percentage Interest of ninety-nine percent (99%).

Section 2.2 Loans not Contributions. Loans by a Partner to the Partnership shall not be considered Capital Contributions.

Section 2.3 Additional Contributions. No Partner may make any additional Capital Contribution to the Partnership except pursuant to the terms of this Section 2.3. In order to raise additional capital, to acquire assets, to redeem or retire Partnership debt or for any other Partnership purpose, the General Partner is authorized to accept additional contributions to capital by the Limited Partner or admit from time to time additional limited partners to the Partnership, on such terms and for such Percentage Interest as the General Partner shall determine in its sole discretion. In the event any additional capital contribution is made by the Limited Partner or a newly admitted partner, the General Partner shall contribute to the Partnership an amount equal to 1.01% of such additional capital contribution. The Percentage Interests of the Partners may be adjusted by the General Partner to take into account such additional capital contributions; provided, however, that the Percentage Interest of the General Partner shall not be reduced below one percent (1%). In the event additional limited partners are admitted to the Partnership, the term "Limited Partner," as used in this Agreement, shall include any such additional limited partners, and all rights and obligations of the Limited Partner hereunder shall be rights and obligations of such additional limited partners.

Section 2.4 No Withdrawal or Interest. No Partner shall be entitled to withdraw any part of such Partner's Capital Contribution or Capital Account, or to receive any distribution from the Partnership, except as otherwise provided in this Agreement. No Partner shall be entitled to interest on any part of such Partner's Capital Account or Capital Contribution at any time.

Section 2.5 Capital Accounts. The Partnership shall maintain for each Partner a separate Capital Account in accordance with the rules of Treasury Regulations ("Regulations") Section 1.704-1(b)(2)(iv). Such Capital Account shall be (i) increased by (x) the amount of all Capital Contributions made by such Partner to the Partnership pursuant to this Agreement and (y) all items of Partnership Profits allocated to such Partner pursuant to Article III hereof, and (ii) decreased by (x) the amount of all distributions made to such Partner pursuant to this Agreement and (y) all items of Partnership Loss allocated to such Partner pursuant to Article III hereof. The books and records of the Partnership shall include true and full information regarding the Capital Contributions by each Partner to the Partnership.

Section 2.6 Loans by Limited Partners to the Partnership. The General Partner, in its sole discretion, may permit the Limited Partner, or the owner of an interest in the Limited Partner, or any other entity in which either owns an interest or any trust in which either is a trustee or beneficiary, to make loans ("Limited Partner Loans") to the Partnership, in amounts to be agreed upon between the General Partner and the lending Limited Partner. Any Limited Partner Loan shall be on such terms as set by the General Partner and agreed to by the Limited Partner; provided, however, that such terms shall conform substantially to the standardized subordinated loan agreement (FORM SL-1) of the National Association of Securities Dealers, Inc. ("NASD"), or such successor form as may be adopted by the NASD, and shall be reviewed and accepted by the NASD pursuant to the provisions of Chapter 16, Section 240.15c3-1 of the Code of Federal Regulations (or any successor regulation).

Section 2.7 Loans by General Partner and Related Entities or Persons. The General Partner, any shareholder of the General Partner, or any other entity in which a shareholder of the General Partner owns an interest or any trust of which a shareholder of the General Partner is a beneficiary or trustee, may make loans to the Partnership under the same terms and conditions as set forth in Section 2.6 hereof, and such terms and conditions shall be considered reasonable for the purposes of Section 5.2 hereof.

ARTICLE III

Allocations

Section 3.1 Determination of Profits and Losses.

(a) Definition. For the purposes of this Agreement, the Profits and Losses of the Partnership shall equal the amounts of income, gain, loss and deduction determined for Federal income tax purposes, subject to the following adjustments:

(1) Any (i) items of income of the Partnership described in Section 705(a)(1)(B) of the Code that are exempt from Federal income tax or (ii) expenditures of the Partnership described in Section 705(a)(2)(B) of the Code (or treated as so described pursuant to Regulations Section 1.704-1(b)(2)(iv)(i)), which are not otherwise taken into account, shall be taken into account;

(2) In the event the Gross Asset Value of any asset is adjusted pursuant to Section 3.1(b) hereof, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset;

(3) Gain or loss resulting from any disposition of an asset with respect to which gain or loss is recognized for Federal income tax purposes shall be computed by reference to the Cross Asset Value of the asset disposed of; and

(4) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing taxable income or loss, there shall be taken into account depreciation, amortization or cost recovery computed in accordance with Regulations Section 1.704-1(b)(2)(iv)(g)(3).

(b) Gross Asset Value. "Gross Asset Value" shall mean, with respect to any Partnership asset, the asset's adjusted basis for Federal income tax purposes, except as follows:

(1) The initial Gross Asset Value of an asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, as determined by the General Partner in accordance with this Agreement;

(2)  The Gross Asset Value of all Partnership assets shall be adjusted to equal the assets' respective gross fair market values, as determined by the General Partner in accordance with this Agreement, as of any of the times specified in Regulations Section 1.704-1(b)(2)(iv)(f), in accordance with the conditions of such Regulation;

(3) The Gross Asset Value of any Partnership asset distributed to a Partner shall be the gross fair market value of such asset on the date of distribution, as determined by the General Partner in accordance with this Agreement;

(4) The Gross Asset Values of Partnership assets shall be increased or decreased to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or 743(b), but only to the extent such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(g); and

(5) If the Gross Asset Value of an asset differs from its adjusted tax basis by reason of any of the above adjustments, such Gross Asset Value shall thereafter be adjusted by any depreciation, amortization or cost recovery deduction taken into account in determining Profits and Losses, in accordance with Regulations Section 1.704-1(b)(2)(g).

Section 3.2 Allocations of Profits and Losses. Except as otherwise provided in this Article III, Profits and Losses of the Partnership for any fiscal year shall be allocated among the Partners in proportion to the Percentage Interest of each Partner such fiscal year.

Section 3.3 Unexpected Allocations and Distributions. No allocation of Partnership Loss may be made to a Limited Partner to the extent such allocation causes or increases a deficit balance in such Limited Partner's Capital Account in excess of any amount that such Limited Partner is obligated to restore, pursuant to Regulations Section 1.704-1(b)(2)(ii)(d), as of the end of the taxable year to which the allocation relates. An allocation not made to a Limited Partner by reason of the preceding sentence shall be made to the General Partner. Each Limited Partner shall be deemed obligated to restore an amount equal to such Limited Partner's share of the minimum gain of the Limited Partnership, as determined under Regulations Section 1.704-1T(b)(4)(iv)(f). If a Limited Partner unexpectedly receives an adjustment, allocation or distribution which results in such Limited Partner having a negative Capital Account in excess of the amount such Limited Partner is obligated or deemed obligated to restore, then such Limited Partner shall be allocated items of income and gain in an amount sufficient to eliminate such excess negative balance as quickly as possible. This Section 3.3 shall be interpreted and applied consistent with the requirements of Regulations Section 1.704-1(b)(2)(ii)(d).

Section 3.4 Corrective Allocations to General Partner. If an allocation of Losses is made to the General Partner by reason of Section 3.3, Partnership Profits shall subsequently be allocated to the General Partner in an aggregate amount equal to the aggregate Losses so allocated pursuant to Section 3.3.

Section 3.5 Section 704(c) Allocation. Solely for Federal, state, and local income tax purposes and not for book or Capital Account purposes, depreciation, amortization, gain, or loss with respect to property that is properly reflected on the Partnership's books (including the Capital Accounts of the Partners) at a value that differs from its adjusted basis for Federal income tax purposes shall be allocated in accordance with the principles and requirements of Section 704(c) of the Code and the Regulations thereunder, and in accordance with the requirements of the relevant provisions of the Regulations under Section 704(b) of the Code.

Section 3.6 Capital Accounts of Transferred Partnership Interests. Upon the transfer of all or any part of a Partner's Percentage Interest as permitted by this Agreement, the Capital Account, or portion thereof the the transferor that is attributable to the transferred interest, shall carry over to the transferee, as prescribed in Regulations Section 1.704-1(b)(2)(iv)(1).

ARTICLE IV

Cash Distributions

Section 4.1 Timing and Amount of Distributions. The timing and amount of distributions to Partners from the Partnership, other than in connection with the liquidation of the Partnership, shall be determined by the General Partner in its sole and complete discretion.

Section 4.2 Allocation of Distributions. Except as provided in Section 10.2, distributions from the Partnership to the Partners shall be made in proportion to the Percentage Interest of each Partner.

ARTICLE V

Rights and Duties of the General Partner

Section 5.1 Management of Partnership Business.

(a)  General Management. The General Partner shall have sole responsibility over the general policies of the Partnership's business. Subject to Section 5.1(c) hereof, all major decisions and other matters having a significant effect on the Partnership business shall be made by the General Partner without the consent of the Limited Partners. The General Partner shall have all rights and powers generally conferred by law or necessary, advisable or consistent in connection therewith.

(b) Specific Rights and Powers. In addition to any other rights and powers which it may possess under law, the General Partner shall have, subject to the provisions of subsection (c) of this Section, all specific rights and powers required for or appropriate for its management of the Partnership's business which, by way of illustration, but not by way of limitation, shall include the following rights and powers, to the extent they are in furtherance of the best interests of the Partnership:

(i)	to sell, transfer, assign, convey, lease, sublet, grant options on or otherwise dispose of or deal with all or any part of its assets;

(ii)	to borrow money for Partnership purposes and, if security Is required therefor, to pledge, mortgage or subject to any other security device any portion of the Partnership assets;

(iii)	to invest funds of the Partnership, including funds held as reserves, except as limited by any SEC or NASD policies or guidelines or any policies or guidelines developed by the General Partner, in securities or commodities of any type and options thereon, in futures, in certificates of deposit, in interest bearing time deposits of state or national banks, in United States Government or agency securities; and in bank repurchase agreements, bankers' acceptances or money market funds;

(iv)	to employ and compensate attorneys, brokers, consultants, and accountants on behalf of the Partnership;

(v)	to bring or defend, pay, collect, compromise, arbitrate, resort to legal action, or otherwise adjust claims or demands of or against the Partnership;

(vi)	to establish reasonable reserve funds from income derived from the Partnership's operations to provide for future requirements of the Partnership;

(vii)	to perform or cause to be performed all of the Partnership's obligations under any agreement to which the Partnership is a party;

(viii)	to loan funds to the Partnership and charge interest thereon;

(ix)	to execute, acknowledge and deliver any and all instruments necessary to effectuate the foregoing;

(x)	to designate and appoint employees of the Partnership to serve as officers; such officers may have duties, responsibilities and authority of a type and kind normally associated with the analogous office held in a corporation and shall represent themselves to third parties in accordance with their designation;

(xi)	to establish committees to assist and advise the General Partner on matters relating to the management of the Partnership;

(xii)	to designate and appoint employees of the Partnership to serve as members of committees established by the General Partner; and

(xiii)	to establish, manage and make decisions relating to a bonus program for employees.

(c) Limitations on General Partners' Authority. Notwithstanding anything to the contrary herein contained, without in each instance receiving the prior written consent of Partners owning an aggregate Percentage Interest in the Partnership of 51% or more, the General Partner shall not have the authority to, and the General Partner covenants and agrees that it will not sell, lease, assign, exchange or otherwise transfer all or substantially all of the assets of the Partnership.

(d) Liability of General Partner to Limited Partners and Partnership. The General Partner shall not be required to devout all of its time or business efforts to the affairs of the Partnership, but shall devote so much of its time and attention to the Partnership as is reasonably necessary and advisable to manage the affairs of the Partnership to the best advantage of the Partnership. The General Partner shall not be liable to the Limited Partners because any taxing authorities disallow or adjust income, deductions or credits in the Partnership's income tax returns. In addition, the doing of any act or the omission to do any act by the General Partner, the effect of which may cause or result in loss or damage to the Partnership, if done in good faith, shall not subject the General Partner or its successors and assigns to any liability. The Partnership will indemnify and hold harmless the General Partner and its successors and assigns from any claim, loss, expense, liability, action or damage resulting from any such act or omission, including, without limitation, reasonable costs and expenses of litigation and appeal (including reasonable fees and expenses of attorneys engaged by the General Partner in defense of such act or omission), but the General Partner shall not be entitled to be indemnified or held harmless due to, or arising from, its fraud, bad faith, gross negligence or malfeasance.

(e) Other Business Ventures. Any Partner, including the General Partner, and any shareholder, officer, director, employee or other person holding a beneficial interest in an entity that is a Partner (except as may be otherwise provided in a separate agreement between such person and the Partner that is an entity or the Partnership), may engage in or possess an interest in other business ventures of every nature and description.

Section 5.2 Loans to or from the General Partner; Other Agreements.

(a) The General Partner may lend to the Partnership funds needed by the Partnership for such period of time as the General Partner may determine. Loans from the General Partner to the Partnership shall not carry a rate of interest greater than the rate (including points and other financing charges) that would be charged the Partnership by unrelated lenders on comparable loans, and shall be on such terms as are reasonable in light of the nature and circumstances of the loan and financial condition of the Partnership; provided, however, that loans made pursuant to Section 2.7 hereof shall be deemed to be reasonable for the purpose of this Section 5.2 The Partnership shall reimburse the General Partner for any costs incurred by it in connection with the borrowing of funds obtained by the General Partner and loaned to the Partnership. The General Partner shall not borrow from the Partnership.

(b) The General Partner may, pursuant to a written agreement or otherwise, render services to or receive services from the Partnership and furnish property to or receive property from the Partnership, provided that any such activity shall be on terms that are fair and reasonable to the Partnership, and provided further that the terms shall be deemed fair and reasonable if they are no less favorable to the Partnership than those generally being provided to or available from unrelated third parties. Loans made pursuant to Section 2.7 hereof shall be deemed to be reasonable for the purpose of this Section 5.2.

Section 5.3 Compensation and Reimbursement of the General Partner. The General Partner shall be reimbursed on a monthly basis, or on such other basis as the General Partner may determine in its sole and complete discretion, for all direct expenses it incurs or makes (including amounts paid to a person affiliated with or related to the General Partner) on behalf of the Partnership, including, but not limited to, (i) amounts paid to any person or organization performing services for the benefit of the Partnership, and (ii) expenses incurred for financial, accounting, legal and related services in connection with the organization or business of the Partnership. The General Partner may propose and adopt on behalf of the Partnership, in its sole discretion and without the approval of the Limited Partners, health benefits plans, bonus plans or other fringe benefit or deferred compensation plans for the employees of the Partnership, or for officers or other employees of the General Partner performing services for the benefit of the Partnership, and shall be reimbursed for any expenses incurred by the General Partner in connection therewith.

Section 5.4 Tax Matters Partner. Nike Corp. is hereby designated as the "Tax Matters Partner" of the Partnership as defined by Section 6231(a)(7) of the Internal Revenue Code ("Code"); and in such capacity is hereby authorized and empowered to act and represent the Partnership and the Partners before the Internal Revenue Service in any audit or examination of any Partnership tax return and before any court selected by Nike Corp. for judicial review of any adjustments assessed by the Internal Revenue Service. By the execution of this Agreement, the Partners hereby consent and acknowledge that Nike Corp. shall be the Tax Matters Partner and that the Partners agree to be bound by, and agree not to take any action inconsistent with, the action or inaction of said Tax Matters Partner including, but not limited to, the extension of the statute of limitations, any contest, settlement, or other action or position which the Tax Matters Partner deems proper under the circumstances. Each Partner hereby agrees to notify the

Tax Matters Partner of any such action to be taken by such Partner in violation of this Agreement or otherwise, at least 10 days prior to the date such Partner takes such action. The Tax Matters Partner shall notify each Partner in writing of all administrative and judicial proceedings for the adjustment of Partnership items and shall make periodic reports to the Partners setting forth such information as it deems appropriate in its sole discretion to keep the Partners informed of the status of such proceedings. The tax Matters Partner shall have the authority to take all actions necessary or desirable in its sole discretion to accomplish the matters set forth in this Section.

ARTICLE VI

Status of Limited Partners

Section 6.1 Liability. The Limited Partner shall not be bound by, or be liable for, the expenses, liabilities or obligations of the Partnership beyond the amount contributed by them to the capital of the Partnership pursuant to this Agreement, and the Limited Partner shall not be responsible for any of the losses of any other Partner.

Section 6.2 Business of the Partnership. The Limited Partner shall not take part in the conduct or control of the business of the Partnership and shall have no right or authority to act for or bind the Partnership in any manner whatsoever.

Section 6.3 Status of Partnership Interest. The Partnership interests owned by the Limited Partner shall be fully paid and nonassessable. The Limited Partner shall not have the right to withdraw or reduce its capital contributions to the Partnership except as a result of the dissolution of the Partnership or as otherwise provided by and in accordance with law or as provided in this Agreement.

Section 6.4 No Dissolution. The Limited Partner hereby agrees not to take any affirmative action, by express will, application to a court of competent jurisdiction or otherwise, to cause the dissolution of the Partnership.

ARTICLE VII

Transfer of Partnership Interests

Section 7.1 Transfer Right for General Partner. The General Partner may, without the approval of the Limited Partner, Transfer all or any part of its interest in the Partnership to any person, provided that either (1) the General Partner remains a general partner in the partnership under the provisions of the Act and this Agreement, or (2) the transferee of the General Partner's interest agrees to all terms and conditions of this Agreement and becomes a substituted general partner hereunder. A transferee of the General Partner's interest shall become a substituted general partner upon signing this Agreement. The term "Transfer," when used in this Agreement with respect to a Partnership interest, includes a sale, assignment, gift, pledge, hypothecation, mortgage, exchange or any other disposition, whether voluntary or by operation of law.

Section 7.2 Restriction on Transfer of Interests. Except as otherwise provided in this Article VII, the Limited Partner shall not Transfer the whole or any part of its Percentage Interest; provided, however, that the restrictions of this Section 7.2 may be waived with the prior written consent of the General Partner, such consent being in the sole and complete discretion of the General Partner.

Section 7.3 Effect of Invalid Transfer. Any purported Transfer of all or part of the Limited Partner's Percentage Interest made in violation of Section 7.2 shall be null and void as against the Partnership.

Section 7.4 Effectiveness of Assignment. The Transfer by the Limited Partner of all or part of its Percentage Interest, consented to in writing by the General Partner pursuant to Section 7.2 or made pursuant to Section 7.7, shall become effective on the first day of the month following the receipt by the Partnership of evidence of such transfer in form and substance reasonably satisfactory to the General Partner and a transfer fee sufficient to cover all reasonable expenses of the Partnership connected with such transfer.

Section 7.5 Requirements for Substitution. Except as provided in Section 7.7(a), the transfer by the Limited Partner, of all or part of its Percentage Interest, consented to in writing by the General Partner pursuant to Section 7.2, shall not entitle the transferee to become a substituted Partner in place of his assignor; provided, however, that such transferee may become a substituted Limited Partner upon the receipt of a written statement by the General Partner permitting such substitution.

Section 7.6 Distributions and Allocations Subsequent to Transfer. A transferee of, or substitute Partner for, a Limited Partner's Percentage Interest shall be entitled to receive distributions and allocations from the Partnership with respect to such Partnership interest only after the effective date of such assignment.

Section 7.7 Successor Limited Partners.

(a) Upon the death, legal incompetency, bankruptcy or insolvency of an individual Limited Partner, such Limited Partner's personal representative, receiver or trustee in bankruptcy shall have all of the rights of a Limited Partner for the purposes of settling or managing his estate, and such power as said individual Limited Partner possesses to constitute a successor to or an assignee of his interest in the Limited Partnership. Upon the death or legal incompetency of an individual Limited Partner, said Limited Partner's Percentage Interest may be assigned to the legal heirs or beneficiaries of such Limited Partner's estate, or to trusts for the benefit thereof and, upon satisfaction of the requirements of Section 7.4, such assignee shall, without the approval of the General Partner, become a substituted Limited Partner.

(b) Upon the bankruptcy, insolvency, reorganization, dissolution or other cessation to exist as a legal entity of a Limited Partner that is not an individual, the authorized representative of such entity shall have all the rights of a Limited Partner only for the purpose of effecting the orderly winding up and disposition of the business of such entity and said Limited Partner's Percentage Interest may thereupon be assigned to such successor or assignee; provided, however that such assignee shall not become a substituted Limited Partner except pursuant to Section 7.5 hereof.

ARTICLE VIII

Books. Records. Accounting and Reports

Section 8.1 Availability. At all times during the existence of the Partnership, the Partnership shall maintain all its books and records at its principal place of business established pursuant to Section 1.2 hereof, including the following books and records:

(a) a current list of the full name and last known address of the each Partner, separately identifying the General Partner and the Limited Partners in alphabetical order, and setting forth the amount of cash contributed by each Partner and which each Partner has agreed to contribute in the future, and the date on which each became a Partner;

(b) a copy of the Certificate, as amended and/or restated, together with executed copies of any powers of attorney to which the Certificate, as amended or restated, has been executed;

(c) copies of the Partnership's Federal, state and local income tax returns and reports from the Partnership's inception;

(d) copies of this Agreement, and any future amendments hereto or restatements hereof; and

(e) copies of the Partnership's financial statements from the Partnership's inception, and full and true books of account which shall reflect all Partnership transactions and shall be appropriate and adequate for the Partnership's business.

Each Partner or his designated representative may inspect and copy, during normal business hours, the foregoing books and records at the reasonable request and at the expense of such Partner.

Section 8.2 Financial Reports. As soon as practicable after the close of each fiscal year the General Partner shall deliver to the Partners a financial report of the Partnership for such fiscal year, including a balance sheet, a profit and loss statement certified by its auditors, and a report by the General Partner showing (i) distributions to the Partners and allocations to the Partners of Partnership taxable income, gains, losses, deductions, credits and Items of tax preference, and (ii) all necessary tax reporting information required by the Partners for preparation of income tax returns.

Section 8.3 Accounting Decisions. All decisions as to accounting matters, except as specifically provided to the contrary herein, shall be made by the General Partner in accordance with generally accepted accounting principles on a consistent basis. Such decisions must be acceptable to the Partnership's auditors.

Section 8.4 Taxable Year and Accounting Method. The Partnership's taxable and fiscal year shall be the calendar year. The Partnership shall use the accrual method of accounting.

ARTICLE IX

Resignation or Removal of a Partner

Section 9.1 Removal of a General Partner. The Partners acting unanimously (except for the party against whom the action is being taken) shall have the right, for cause, exercisable by written notice given to the General Partner, to cause the removal of a general partner. Cause shall mean fraud, malfeasance, breach of fiduciary duty or intentional misconduct all as determined by a court of competent jurisdiction. In the event the General Partner shall contest the validity of such removal, such dispute shall be settled by arbitration in Chicago, Illinois, in accordance with the rules then in effect of the American Arbitration Association.

The General Partner properly so removed may retain its interest in the Partnership as a Limited Partner subject to any damages or other relief accorded the Partnership or other Partners. In the event such proposed removal is deemed to be improper, such General Partner shall resume all former duties previously performed. During the pendency of any such dispute, such General Partner shall not take any action on behalf of the Partnership as a general partner.

Section 9.2 Withdrawal of a General Partner. The General Partner may withdraw from the Partnership upon giving ninety days' prior written notice of such withdrawal to each Partner. The withdrawal, removal, adjudication of insolvency, death, incompetency, dissolution or other termination of legal existence of a general partner, or the filing of a petition for bankruptcy or the making of an assignment for the benefit of creditors by a general partner shall be an Event of Withdrawal of the General Partner.

Section 9.3 New Certificate. The exercise of the right of removal granted in this Article IX shall not in any way constitute a Limited Partner as a general partner or impose any personal liability on any Limited Partner. Upon the Event of Withdrawal, substitution or removal of the General Partner, if the Limited Partners have agreed to continue the business of the Partnership pursuant to Section 10.1(c), the Partners and/or successor general partner shall prepare, execute, and file for recordation an amendment to the Certificate and shall take or cause to be taken all steps required in connection therewith, all in accordance with the applicable law of the State of Illinois.

Section 9.4 Accounting. If the withdrawal or removal of a general partner does not result in the dissolution and winding up of the Partnership's business because such business is being continued in a reconstituted form, the Partners and/or successor general partner shall promptly have an accounting prepared by the Partnership's auditors covering the transactions of the Partnership since the end of the immediately preceding fiscal year through the date of such withdrawal or removal.

ARTICLE X

Dissolution and Liquidation of the Partnership

Section 10.1 Events Causing Dissolution. The Partnership shall be dissolved and its affairs would up upon the first to occur of the following:

(a) the expiration of the Partnership term pursuant to Section 1.1 hereof; or

(b) the unanimous written consent of the Partners that the Partnership should be dissolved;

(c) an Event of Withdrawal (as defined in Section 9.2) of the sole remaining General Partner; provided, however, that the Partnership will not be dissolved pursuant to this Section 10.1(c) if, within ninety (90) days after such Event of Withdrawal, the Limited Partners agree in writing to continue the business of the Partnership and to the appointment, effective as of the date of the Event of Withdrawal, of a successor general partner; and

(d) entry of a decree of judicial dissolution.

Section 10.2 Liquidation. Upon the termination of the Partnership, the assets of the Partnership shall be liquidated and reduced to cash under the supervision and control of the General Partner, or in the absence of a general partner by a liquidating trustee appointed by holders of a majority Percentage Interest, as promptly as is consistent with obtaining the fair value thereof. In liquidating the Partnership, the assets of the Partnership shall be distributed in the following order of priority:

(a) First, to the payment and discharge of all creditors of the Partnership and all the expenses of liquidation;

(b) Second, to the creation of any reserves which the General Partner may deem reasonably necessary to meet any contingent or unforeseen liabilities or obligations of the Partnership or of the General Partner arising out of or in connection with the Partnership; and,

(c) Third, to the Partners in accordance with positive Capital Account balances at the time of such liquidation and dissolution, provided that if such a dissolution resulted from the withdrawal of the General Partner in contravention of this Agreement, any payment to the General Partner shall be subject to offset for any claim for damages against the General Partner resulting from such withdrawal.

Section 10.3 Final Balance Sheet. In connection with any such winding up and liquidation, the Partnership's auditors shall audit a balance sheet of the Partnership as of the date of dissolution, and such balance sheet shall promptly be furnished to all Partners.

Section 10.4 Regulatory Matters. In no event shall there be a dissolution and winding up of the Partnership as a result of the death or withdrawal of any one or more Partners without compliance with any rule of a regulatory organization applicable to the Partnership including any such rule requiring continuation of the Partnership for the purpose of effecting an orderly liquidation or transfer of open positions carried by the Partnership.

ARTICLE XI

Judeo/Christian Biblical Ethics

The Partners agree and understand that the spirit of Judeo/Christian Biblical ethics will be the standard by which the Partnership will conduct its business. The Partnership shall follow this standard in its operating and employment policies and will insist on adherence to this standard in its business, to the extent permitted by law. By way of example, the Judeo/Christian principle dictates moderation in the use of alcohol and denounces drunkenness. While the Partnership cannot dictate its employees' personal lives, it can and will prohibit the use of alcohol by employees during working hours and at Partnership-related business functions after working hours. The use of alcohol in customer entertainment will be permitted as a legitimate business expense, reimbursable by the Partnership, but only if done with balance and moderation. Another example involves the misuse of controlled substances or illegal drugs. The misuse of controlled substances or the selling, distributing or being under the influence of illegal drugs will be prohibited. While the Partnership will not try to govern its employees' personal lives, any personal conduct that is inconsistent with this standard and that reflects adversely upon the reputation of the Partnership or its products or services or that materially or adversely affects the employee's performance of his or her duties shall be grounds for dismissal.

ARTICLE XII

Miscellaneous

Section 12.1 Meetings, Amendments. Meetings of the Partners shall be called by the General Partner whenever requested in writing to do so by Partners holding an aggregate Percentage Interest of at least 20%. This Agreement may be amended in whole or in part only with the approval of the General Partner and Limited Partners holding an aggregate Percentage Interest of least 51%; except that no amendment may be made which would materially and adversely affect the interest of any Limited Partner in a manner different from other Limited Partners without the approval of the affected Limited Partner. The General Partner shall give notice to each other Partner of any proposed amendment, which notice shall include the text of the proposed amendment.

Section 12.2 Notices. All notices, demands, requests, consents or other communications required or permitted to be given or made under this Agreement shall be in writing and signed by the party giving the same and shall be deemed given or made when mailed by certified or registered mail, postage prepaid, to the intended recipient at the address set forth in the Partnership's books and records maintained pursuant to Section 8.1 hereof.

Section 12.3 Severability. Each provision hereof is intended to be severable and the invalidity or illegality of any portion of this Agreement shall not affect the validity or legality of the remainder hereof.

Section 12.4 Captions. Section captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, or extend or describe the scope of this Agreement or the intent of any provision hereof.

Section 12.5 Person and Gender. The masculine gender shall include the feminine and neuter genders, the singular shall include the plural, and the word "person" shall include an individual, corporation, firm, partnership or other form of association.

Section 12.6 Binding Agreement. Subject to the restrictions on assignment herein contained, the terms and provisions of this Agreement shall be binding upon, and inure to the benefit of, the successors, assigns, personal representatives, estates, heirs and legatees of the respective Partners.

Section 12.7 Applicable Law. Notwithstanding the place where this Agreement may be executed by any of the parties hereto, the parties expressly agree that all the terms and provisions hereof shall be construed under the laws of the State of Illinois and that the Act as now adopted or as may be hereafter amended shall govern the partnership aspects of this Agreement.

Section 12.8 Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the matters set forth herein and supersedes any prior understanding or agreement, oral or written, with respect thereto.

Section 12.9 Agreement in Counterparts. This Agreement may be executed in several counterparts and all so executed shall constitute one Agreement, binding on all the parties hereto, notwithstanding that all the parties are not signatories to the original or the same counterpart.

Section 12.10 Qualification in Other States. In the event the business of the Partnership is carried on or conducted in states in addition to the State of Illinois, then the parties to this Agreement agree that this Partnership shall exist under the laws of each state in which business is actually conducted by the Partnership, and the parties to this Agreement severally agree to execute such other and further documents as may be required or requested in order that the General Partner legally may qualify this Partnership in such states. A power of attorney is hereby granted to the General Partner by the Limited Partners and shall constitute the authority of the General Partner to perform the ministerial duty of qualifying this Partnership under the laws of any state in which it is necessary to file documents or instruments of qualification. A partnership office or principal place of business in any state may be designated from time to time by the General Partner.

ARTICLE XIII

Representations and Warranties of Limited Partners

Section 13.1 Investment Intent, etc. The Limited Partner hereby represents and warrants that the Limited Partner is acquiring an interest in the Partnership for his own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution thereof, nor with any present intention of selling or otherwise disposing of the same.

Section 13.2 Sophistication, Financial Strength, Access, etc. The Limited Partner hereby represents, warrants and acknowledges that the Limited Partner is an Accredited Investor (as that term is defined in Rule 501 promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act")); that such Limited Partner has such knowledge and experience in business and financial matters as to be capable of evaluating the merits and risks of the investment contemplated to be made hereunder; that such Limited Partner understands that such investment bears a high degree of risk and could result in a total loss of the investment; that such Limited Partner has sufficient financial strength to hold the same as an investment and to bear the economic risks of such an investment (including possible loss of such investment) for an indefinite period of time; and that, during the negotiation of the transactions contemplated herein, such Limited Partner and his representatives have been afforded access to books, records, leases, contracts, documents, correspondence and other information concerning the Partnership and relating to its offices and facilities, and have been afforded an opportunity to ask such questions of the officers, employees, agents, accountants and representatives concerning the Partnership's business, operations, financial condition, assets, liabilities and other relevant matters as they have deemed necessary or desirable, and have been given all such information as has been requested, in order to evaluate the merits and risks of the prospective investment contemplated herein. Each Limited Partner acknowledges that such Limited Partner is fully informed that the partnership interest being issued hereunder are being issued pursuant to a private offering exemption under Section 4(2) of the Securities Act and are not being registered under the Securities Act or under the securities or blue sky laws, of any state or foreign jurisdiction; that such partnership interest must be held indefinitely unless they are subsequently registered under the Securities Act and any applicable state securities or blue sky laws or unless an exemption from registration is available thereunder; and that the Partnership has no obligation to register such partnership interest except as expressly set forth herein.

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the date first above written.

General Partner:

Nike Securities Corporation

By

/s/ Robert D. Van Kampen

_______________________________

Robert D. Van Kampen, President

Limited Partner:

Grace Partners of DuPage L.P.

By Nike Securities Corporation

its general partner,

By

/s/ Robert D. Van Kampen

_______________________________

Robert D. Van Kampen, President

FIRST AMENDMENT TO AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

OF

FIRST TRUST PORTFOLIOS, L.P.

This First Amendment to Amended and Restated Limited Partnership Agreement ("First Amendment") dated as of this 26th day of June, 2002 by and among The Charger Corporation f/k/a Nike Securities Corporation, an Illinois corporation, as the sole general partner (the "General Partner") and Grace Partners of DuPage, L.P., an Illinois limited partnership, as the sole limited partner (hereinafter sometimes referred to as the "Limited Partner" or "GPDP"). The General Partner and the Limited Partner shall be collectively referred to as the "Partners".

WHEREAS, By agreement dated May 15, 1991, Nike Securities, L.P. (the "Partnership") was formed as an Illinois limited partnership pursuant to the Illinois Revised Uniform Partnership Act, as amended for the purpose of engaging in the securities business.

WHEREAS, On August 1, 1991 the certain original limited partners of the Partnership transferred all of their interests in the Partnership to GPDP.

WHEREAS, The General Partner and GPDP entered into that certain Amended and Restated Limited Partnership Agreement made as of August 1, 1991 (the "Partnership Agreement").

WHEREAS, The Partners desire to amend the Partnership Agreement herein pursuant to and by this First Amendment.

NOW, THEREFORE, the parties agree as follows:

1. Capitalized terms unless otherwise defined shall have the same meaning as ascribed to them in the Agreement.

2. The first sentence of Section 1.2 of the Partnership Agreement is deleted and replaced in its entirety by the following:

The Partnership is and shall be conducted under the name of "First Trust Portfolios, L.P.," or such other name as the General Partner shall hereafter designate by written notice to the Limited Partners.

3. The Partnership Agreement is hereby amended to insert immediately following Article XIII the following Article XIV:

ARTICLE XIV

INDEMNIFICATION

14.1 Indemnification of Related Parties and Delegates. Each person who was or is made a party or is threatened to be made a party to or is involved in or called as a witness in any action, suit or proceeding, whether civil, criminal, administrative or investigative, and any appeal therefrdom (hereinafter, collectively, a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is, was or had agreed to become a General Partner, a Related Party of the General Partner, an officer of the Partnership or a Delegate, shall be indemnified and held harmless by the Partnership to the fullest extent permitted by law against all expenses (including, but not limited to, judgments, fines, excise taxes or penalties and amounts paid or to be paid in settlement) incurred or suffered by such person in connection with the business of the Partnership; provided, that, except as provided in Section 14.3, the Partnership shall indemnify any such person seeking indemnity in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the General Partner. Notwithstanding anything to the contrary in this Article XIV no person shall be indemnified from fraud, bad faith, willful misconduct, or gross negligence.

For purposes of Article XIV: (a) "Delegate" is any person serving at the request of the Partnership as a director, officer, trustee, fiduciary, partner, employee or agent of an entity or enterprise other than the Partnership (including, but not limited to, service with respect to employee benefit plans); (b) "Related Party” shall mean any Affiliate of a person or any officer, director, member, trustee, partner, principal, shareholder, employee, agent, attorney or accountant of such person or any of its Affiliates; (c) "Affiliate" shall mean, with respect to a specified person: (i) any person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with the specified person; and (ii) any person that is an officer, director, trustee, member or general partner of, or serves in a similar capacity with respect to, the specified person, or of which the specified person is an officer, director, trustee, member or general partner, or with respect to which the specified person serves in a similar capacity. For purposes of this definition the term "control" when used with respect to a Person means: (1) the beneficial ownership (as defined in Rule 13d-3 promulgated under the Securities and Exchange Act of 1934, as amended) of fifty percent (50%) or more of the voting interests in such person; or (2) the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise; and (d) "person" shall mean any individual, partnership, corporation, limited liability company, trust or other entity, or any government or political subdivision, or an agency, department or instrumentality thereof.

14.2 Advances. Expenses, including attorneys' fees, incurred by a person referred to in Section 14.1 in defending or otherwise being involved in a proceeding shall be paid by the Partnership in advance of the final disposition of such proceeding, including any appeal therefrom, upon receipt of an undertaking ("Undertaking") by or on behalf of such person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Partnership; provided that in connection with a proceeding (or part thereof) initiated by such person, except as provided in Section 14.3, the Partnership shall pay such expenses in advance of the final disposition only if such proceeding (or part thereof) was authorized by the General Partner. The Undertaking shall provide that if the person to whom the expenses were advanced has commenced proceedings in a court of competent jurisdiction to secure a determination that he or she should be indemnified by the Partnership, such person shall not be obligated to repay the Partnership during the pendency of such proceeding.

14.3 Claim. If a claim under Section 14.1 or any agreement ("Other Agreement") providing indemnification to any General Partner, Related Party, officer of the Partnership or Delegate is not promptly paid in full by the Partnership after a written claim has been received by the Partnership or if expenses pursuant to Section 14.2 or an Other Agreement have not been promptly advanced after a written request for such advancement accompanied by the Undertaking has been received by the Partnership, the claimant may at any time thereafter bring suit against the Partnership to recover the unpaid amount of the claim or the advancement of expenses. If successful, in whole or in part, in such suit such claimant shall also be entitled to be paid the reasonable expense thereof. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required Undertaking has been tendered to the Partnership) that the claimant has not met the standards of conduct which make it permissible under applicable law, if any, for the Partnership to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Partnership. Neither the failure of the Partnership to have made a determination that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct required under applicable law, if any, nor an actual determination by the Partnership that the claimant had not met such applicable standard of conduct, shall be a defense to the action or create a presumption that such claimant had not met the applicable standard of conduct. Any indemnification under this Article XIV shall be satisfied solely out of the assets of the Partnership. In no event may an indemnitee subject the General Partner, the Limited Partners or their assignees to personal liability by reason of the indemnification provisions in this Partnership Agreement.

14.4 No Presumptions. For the purposes of this Article XIV, the termination of any proceeding, by judgment, order, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere or its equivalent, shall not create a presumption that a claimant did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification or contribution is not permitted by applicable law.

14.5 Indemnification of Employees and Agents. The General Partner shall have the authority to provide for such indemnification of employees or agents of the Partnership and its affiliates as it shall deem appropriate.

14.6 Non-Exclusivity. The rights conferred on any person by this Article XIV shall not be exclusive of any rights which such person may have or hereafter acquire under any statute, provision of this Article XIV, agreement, or otherwise.

14.7 Insurance. The Partnership may maintain insurance, at its expense, to protect itself and any General Partner, Related Party, Delegate, employee or agent, or person serving in any capacity with the Partnership or another limited partnership, corporation, partnership, limited liability company, joint venture, trust or other enterprise against any expenses, liabilities or losses, whether or not the Partnership would have the power to indemnify such person against such expenses, liabilities or losses under applicable law, if any.

14.8 Subrogation. In the event of any payment under this Article XIV to a claimant, the Partnership shall be subrogated to the extent of any such payment to all of the rights of recovery of such claimant, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including execution of such documents as are necessary to enable the Partnership to bring suit to enforce such rights.

14.9 Contract Rights. The rights conferred by this Article XIV shall be contract rights enforceable by each person who, at any time that this Article XIV is in effect, serves or agrees to serve in any capacity which entitles that person to indemnification hereunder, and any repeal or other modification of this Article XIV or any repeal or modification of the Act or any other applicable law shall not limit any rights of indemnification then existing or arising out of events, acts or omissions prior to such repeal or modification, including, without limitation, the right to indemnification for proceedings commenced after such repeal or modification to enforce this Article XIV with regard to acts, omissions or events arising prior to such repeal or modification.

14.10 Continuing Effect. If this Article XIV or any portion hereof shall be invalidated or held to be unenforceable, such invalidity or unenforceability shall not affect the other provisions hereof, and this Article XIV shall be deemed to be modified to the minimum extent necessary to avoid such invalidity or unenforceability, and as so modified this Article XIV and the remaining provisions hereof shall remain valid and enforceable in accordance with their terms to the fullest extent permitted by law.

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of this 26th day of June, 2002.

GENERAL PARTNER:	LIMITED PARTNER:
The Charger Corporation,	Grace Partners of DuPage, L.P.
f/k/a Nike Securities Corporation	an Illinois limited partnership
an Illinois corporation	By: The Charger Corporation,
f/k/a Nike Securities Corporation
an Illinois corporation
By: /s/David J. Allen	Its: General Partner
_________________________
David J. Allen
Its: President
By: /s/ James A. Bowen
__________________
James A. Bowen
Its: Senior Vice President

SECOND AMENDMENT TO AMENDED AND RESTATED
LIMITED PARTNERSHIP AGREEMENT

OF

>

FIRST TRUST PORTFOLIOS, L.P.

This Second Amendment to the Amended and Restated Limited Partnership Agreement of First Trust Portfolios, L.P. ("Second Amendment") is made and entered into as of the 24th day of August, 2010, by and between The Charger Corporation, an Illinois corporation f/k/a Nike Securities Corporation (the "General Partner"), as the sole general partner of First Trust Portfolios, L.P., and Grace Partners of DuPage, L.P., an Illinois limited partnership ("GPDP"), as the sole limited partner of First Trust Portfolios, L.P. The General Partner and GPDP shall sometimes be collectively referred to herein as the "Partners."

WHEREAS, by agreement dated May 15, 1991, Nike Securities, L.P. (the "Partnership") was formed as an Illinois limited partnership pursuant to the Illinois Revised Uniform Limited Partnership Act, as amended, for the purpose of engaging in the securities business.

WHEREAS, on August l, 1991, certain original limited partners of the Partnership transferred all of their interests in the Partnership to GPDP.

WHEREAS, The General Partner and GPDP entered into that certain Amended and Restated Limited Partnership Agreement made as of August 1, 1991 (the "Partnership Agreement").

WHEREAS, the Partners have heretofore entered into that certain First Amendment to Amended and Restated Limited Partnership Agreement of the Partnership which, among other things, changed the name of the Partnership to "First Trust Portfolios, L.P."; and

WHEREAS, The Partners desire to amend the Partnership Agreement to provide that the Partnership shall have perpetual duration.

NOW, THEREFORE, the Partners hereby agree as follows:

1. Section 1.1 of the Partnership Agreement is hereby deleted and replaced in its entirety by the following.

Section 1.1 Formation and Duration. The term of the Partnership shall commence on the date that the Certificate of Limited Partnership is filed with the Secretary of State of the State of Illinois and the Partnership shall have perpetual duration, unless sooner terminated in accordance with the provisions of this Agreement or as otherwise provided by the Uniform Limited Partnership Act (2001) of the State of Illinois, as may be amended from time to time.

2. Except as specifically amended hereby the Partnership Agreement shall continue unchanged and remain in full force and effect.

FTP LP Agr Amd (2)

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment as of the day and year first above written.

GENERAL PARTNER:	LIMITED PARTNER:

The Charger Corporation,	Grace Partners of DuPage, L.P.
an Illinois corporation	an Illinois limited partnership
f/k/a Nike Securities Corporation
By: The Charger Corporation,
an Illinois corporation
f/k/a Nike Securities Corporation
By: /s/ Jerald A. Trannel	Its: General Partner
______________________
Jerald A. Trannel
Its: Senior Vice President	By: /s/ Jerald A. Trannel
______________________
Jerald A. Trannel
Its: Senior Vice President

2